MANAGEMENT AND SALES
REPRESENTATION AGREEMENT

BY AND BETWEEN

TAYLOR PACKAGING (BISHOP AUCKLAND) LIMITED

AND

ZERUST (UK) LIMITED

DATED AS OF 20TH JANUARY 1997

MANAGEMENT AND SALES REPRESENTATION AGREEMENT

THIS AGREEMENT is made the 20th day of January 1997

BETWEEN:-

(1)	TAYLOR PACKAGING (BISHOP AUCKLAND) LIMITED of Meadowfield Avenue, Green Lane Industrial Estate, Spennymoor, Co. Durham DLI6 6YJ (hereinafter “TP”); and

(2)	ZERUST (UK) LIMITED of Meaowfield Avenue, Green Lane Inustrial Estate, Spennymoor, Co. Durham, DL16 6YJ (hereinafter “the Company”).

ARTICLE 1.

1.	DEFINITIONS

For the purposes of this Agreement, the following definitions of terms shall apply:

1.1	Ancillary Agreements.

The following are the Ancillary Agreements and the Parties thereto:

	1.1.1	Management and Sales Representation Agreement between TP and the Company (“Management Agreement”);

	1.1.2	License Agreement between NTI and the Company (“License Agreement”); and

	1.1.3	Technical Assistance and Marketing Support Agreement between NTI and the Company (“Technical Assistance Agreement”)

And “Ancillary Agreement” shall be construed accordingly.

1.2	At Cost.

Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.3	Change of Control.

Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or any of the Ancillary Agreements.

1.4	Company or Joint Venture.

Zerust (UK) Limited, being that entity created in the Territory by the Parties pursuant to the Joint Venture Agreement to conduct the Company’s Business.

1.5	Company’s Business.

The Company’s Business shall be the manufacturing, marketing and distribution of Product in the Territory.

1.6	Completion

Completion of the Joint Venture Agreement in accordance with its terms.

“Completed” shall be construed accordingly.

1.7	Effective Date.

The date upon the Joint Venture Agreement is Completed.

1.8	Joint Venture Agreement or Agreement.

That certain Joint Venture Agreement by and between Northern Technologies International Corporation, 6680 North Highway 49, Lino Lakes, Minnesota 55014, (“NTI”) and TP, for the formation and governance of a new entity under the laws of England in the form of a company which shall be known as Zerust (UK) Limited.

1.9	Knowhow.

The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, which are unique in nature and essential or useful in the proper use and application of the Process, together with all improvements and modifications with respect thereto.

1.10	Masterbatch.

Any formulation of the Materials which shall be designated by NTI as appropriate to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences. In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.11	Materials.

The constituent materials and chemicals of one or more formulations developed by NTI under strict quality controls which are required for utilization of the Process.

1.12	Net Sales.

The total proceeds from the sale of Product within the Territory by the Company in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated to any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

1.13	NTI Affiliates.

All entities and/or individuals with which NTI has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Joint Venture Agreement and the Ancillary Agreements as defined herein, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of the Product, Materials, Knowhow and/or Process anywhere in the world and “NTI Affiliate” shall be construed accordingly.

1.14	NTI Intellectual Property Rights.

The Knowhow, Materials, Process, NTI Trade Secrets, Product, Masterbatch and Trademark, collectively, as such currently exist and shall hereinafter be modified, developed and/or acquired by NTI.

1.15	NTI Trade Secrets.

All information deemed and designated confidential, both in the Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Product, Knowhow, Process, Materials, Masterbatch, technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business of NTI, the Company and NTI Affiliates (as hereinafter defined) both in the Territory and elsewhere.

1.16	Parties

The Parties to the Joint Venture Agreement and/or the Ancillary Agfreements, their successors and permitted assigns and “Party” shall be construed accordingly.

1.17	Product.

Corrosion inhibiting polyethylene film and solid material of polyethylene in the form of boxes, tubes and other containers manufactured by means of the Process, incorporating the Materials and utilizing the Trademark.

1.18	Process.

The procedure utilizing the Knowhow for the manufacture of polyethylene materials with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene materials, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.19	Territory.

The United Kingdom.

1.20	Trademark.

The names and style “ZERUST”, “THE ZERUST PEOPLE”, and the colour yellow in relation thereto (which, in each case, are the subject of Community Trade Mark applications), which includes trade literature, technical specifications and application instructions, and promotional material pertaining thereto.

ARTICLE 2.

2.	EMPLOYMENT OF TP AS MANAGER

2.1	Employment of Manager.

The Company hereby employs TP to manage, supervise and conduct the Company’s Business. TP hereby accepts such employment and agrees to serve in such capacity in accordance with the terms hereof and of the Joint Venture Agreement and the Ancillary Agreements.

2.2	Duties and Authority of Manager.

TP shall have all authority which may be necessary, desirable or appropriate in connection with the discharge of its duties hereunder, subject only to applicable limitations contained in the Joint Venture Agreement, the Ancillary Agreements and the provisions of Article 2 hereof.  TP shall use its best efforts in the performance of its duties and shall discharge same and conduct the Company’s Business in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

2.3	Responsibility of Manager for Specific Activities

In the course of fulfilling its responsibilities pursuant to this Agreement, TP shall carry out the following activities on behalf of the Company.

	2.3.1	Cause the Company to comply with the terms of the Joint Venture Agreement and the Ancillary Agreements;

	2.3.2	Acquire such materials, supplies, equipment, services and technical assistance as may be necessary, desirable or appropriate for the conduct of the Company’s Business;

2.3.3

Procure from outside experts, consultants and professionals such engineering, legal, advertising, promotional, and, except for accounting services (which shall be provided in accordance with the Joint Venture Agreement), other advisory and professional services as may be necessary, desirable or appropriate for the conduct of the Company’s Business;

	2.3.4	Protect, keep and maintain the properties and assets of the Company and such properties and assets of the Parties to the Joint Venture Agreement as are in the Company’s actual possession;

	2.3.5	Hire, train and supervise such personnel as may be necessary, desirable or appropriate for the conduct of the Company’s Business;

	2.3.6	Provide all executive and administrative responsibilities and services necessary, desirable or appropriate for the conduct of the Company’s Business;

	2.3.7	Cause the Company to comply with all laws applicable to the Company’s Business;

	2.3.8	Process all customer orders, provide billings to customers and make adjustments with customers as appropriate;

2.3.9	Manage the credit risk of the Company including making inquiries regarding the creditworthiness of potential customers;

2.3.10	Manufacture or cause the manufacture of the Product by Submanufacturers (as hereinafter defined) in the Territory At Cost as far as the Manager and its affiliates are concerned;

2.3.11	Maintain the books and records of the Company in accordance with the normal practices of similar businesses in the Territory;

2.3.12	Prepare and file with governmental authorities all required reports and returns relating to the Company’s Business;

2.3.13

Procure on behalf of the Company product liability, public liability and other liability, casualty, and general insurance, necessary, desirable and appropriate for the conduct of the Company’s Business the Territory;

2.3.14	Establish and maintain a segregated bank account or accounts in the name of the Company for the deposit and disposition of all funds generated by and disbursed for the Company’s Business;

2.3.15

Apply standards for the extension of credit and establish and maintain systems for the collection of all accounts, including overdue accounts in accordance with the normal practices of similar businesses in the Territory;

2.3.16

Coordinate the pricing and discount structure for the sale of Product to customers and/or distributors in the Territory, which will result in a reasonable profit to the Company, subject to the provisions of Article 7.3.q. of the Joint Venture Agreement;

2.3.17	Arrange for the preparation and delivery of the Company’s financial statements as required by the Joint Venture Agreement; and

2.3.18

Do or cause the Company to do all other acts and things as may be necessary, desirable or appropriate in connection with the conduct of the Company’s  Business within its corporate authority as stated in its Articles of Incorporation, subject to the Joint Venture Agreement, the Ancillary Agreements and Resolutions of the Board of Directors.

ARTICLE 3.

3.	EMPLOYMENT OF TP AS EXCLUSIVE SALES REPRESENTATIVE

3.1	Employment of Exclusive Sales Representative.

The Company hereby employs TP as its Exclusive Sales Representative for the marketing and sale of Product in the Territory, and TP hereby accepts such employment and agrees to use its best efforts in accordance with the terms hereof to promote the marketing and sale of Product in the Territory.

3.2	Duties and Authority of Exclusive Sales Representative.

TP shall use its best efforts in the performance of its duties hereunder and shall discharge the same in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

3.3	Promotion of Product and Trademark.

In connection with the discharge of its duties hereunder TP shall use its best efforts to solicit and to obtain business and, in so doing, to develop an increasing awareness of the Product and the ZERUST trade name and the Trademark among potential customers. Such sales efforts will be carried on by properly trained sales personnel who shall thoroughly, energetically and regularly canvass and call upon customers and potential customers. TP shall advise NTI on a periodic basis (not less frequently than quarterly) as to the status of its sales efforts, the nature of orders obtained and the amount of backlog.

3.4	Preparation and Use of Promotional Material.

TP shall not prepare or distribute any promotional material, literature, specifications, manuals, product claims or descriptions concerning the Materials, Masterbatch, Process, Knowhow, Product or NTI Intellectual Property Rights without the prior written consent and approval thereof by NTI.

3.5	Warranties.

TP shall make no warranty on behalf of NTI or the Company and shall instruct its Agents (as hereinafter defined) and Submanufacturers (as hereinafter defined) to make no warranty on behalf of NTI or the Company TP as to the Process, Knowhow, Product or NTI Intellectual Property Rights, except in accordance with documentation specifically approved by NTI.

ARTICLE 4.

4.	PAYMENTS TO TP FOR ITS SERVICES AS MANAGER AND AS EXCLUSIVE SALES REPRESENTATIVE OF THE COMPANY

4.1	Basis for Payments.

The Company shall make payments to TP which are provided for in this Article 4 in consideration of the services performed by TP as set forth in Articles 2 and 3 hereof.  Such payments shall be made throughout the full term of this Management and Sales Representation Agreement as compensation for the services set forth above and duly provided by TP.

4.2	Compensation to TP for Management Services Rendered to the Company.

As compensation for its management services to be rendered pursuant to this Agreement, the Company shall pay to TP a fee equal to five percent (5%) of the amount of Net Sales of Product, plus reimbursement of all out-of-pocket expenses (At Cost) paid or incurred by TP in the discharge of its responsibilities hereunder. Such amounts shall be paid to TP within thirty (30) days after the conclusion of each quarterly period, based upon Net Sales and out-of-pocket expenses during the preceding quarterly period.

4.3	Compensation to TP for Services as Exclusive Sales Representative to the Company.

TP shall receive compensation for its services to the Company as Exclusive Sales Representative hereunder equal to ten percent (10%) of the total Net Sales of Product by the Company, plus out-of-pocket expenses (At Cost) incurred in the performance of its duties in this regard. In the course of effectuating sales, TP may either purchase Product directly from the Company and thereupon resell same to customers for its own account, or alternatively serve as a commission agent for the Company, but not both; provided that the total margin to TP does not exceed 10%. Payment terms for Product purchased by TP from the Company for resale to customers shall be equal to the same terms offered by TP on behalf of the Company to third parties fulfilling the same functions and payment for Product purchased shall be made by TP to the Company forthwith upon receipt of payment from customers.

4.4	When a Sale is Deemed to Occur.

A sale shall be deemed to have occurred when Product has been billed or (if not billed) delivered to and paid for by a customer.

4.5	Support Year.

The term “Support Year” shall mean any twelve (12) month period ending on August 31, except that the first Support Year shall commence on the Effective Date.

4.6	Statements to TP.

Within thirty (30) days after the last day of each quarterly period in each Support Year, the Company shall:

4.6.1

Prepare and deliver to TP a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the Support Year:

4.6.1.1

The total amount of Net Sales (broken down in reasonable detail by individual products and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

		4.6.1.2	The total amount of compensation on such Net Sales (computed as hereinbefore provided) payable to TP for its Management and Sales Representation Services to the Company hereunder.

	4.6.2	Pay to TP the full amount of compensation to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Article 4.6.1 hereof

4.7	Books and Records.

The Company covenants and agrees:

4.7.1

That it will keep complete and accurate records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable NTI, TP or their independent accountants to verify the completeness and accuracy for each item of information which the Company is required to set forth in each of the statements referred to in Article 4.6.1;

4.7.2

That it will keep all such records and books of account at its principal office and will preserve each such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

4.7.3

That it will make such records, books of account, data and information available to TP, NTI and/or their representatives and independent accountants and will give to such representative or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Article 4.6.1 hereof.  In addition, TP and NTI shall have the right to make copies of any of the foregoing. The independent accountants of the Company shall in the ordinary course of business provide written confirmation and certification to TP and NTI, at least annually, of the data to be supplied to TP and NTI pursuant to Article 4.6.1 hereof.  The cost of such reports shall be borne by the Company. In the event that TP or NTI shall cause its representatives to confirm or verify the accuracy of the data supplied by the Company, then the costs and fees of such representatives shall be borne by TP or NTI, as the case may be, unless such representatives shall determine, to the satisfaction of the Company’s independent accountants, that there is an understatement in the reporting of Net Sales of five (5%) or more, in which event the costs and fees of TP’s or NTI’s representatives and/or accountants shall be borne by the Company.

ARTICLE 5.

5.	PROTECTION OF TP TRADE SECRETS

5.1	Identification of TP Trade Secrets.

The Parties acknowledge that it is not intended that TP impart its technology or trade secrets to the Company or, through the Company, to third parties or NTI; The Parties recognize, however, that TP may impart information to the Company to further the Company’s Business, which TP considers to be proprietary in nature and thus wishes to be kept confidential (TP Trade Secrets), and that such Trade Secrets may come to be imparted to NTI through the Company. In order for such information to be considered under the category of TP Trade Secrets, TP must alert the Company and NTI to the fact that it intends to impart information it considers proprietary to the Company, in writing, in advance of imparting such information, and clearly identifying such information as a TP Trade Secret.

5.2	Protection of TP Trade Secrets.

The Company agrees that during the term of this Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all TP Trade. Secrets which it now knows or may hereafter come to know as a result of the Joint Venture Agreement and Ancillary Agreements. TP Trade Secrets shall not be disclosed by the Company to third parties and shall be kept secret and confidential except (i) to the extent that the same have entered into the public domain by means other than the improper actions of the Company or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body. If a TP Trade Secret shall be in the public domain as the result of an act by the Company or any Agent thereof, then the Company shall nevertheless continue to keep such TP Trade Secrets secret and inviolate.

5.3	Protection of TP Trade Secrets by Agents of the Company.

Neither the Company, nor its Agents (as hereinafter defined), shall at any time copy, remove from their proper location - be it within the Company or elsewhere - ; or retain without TP’s prior written consent, the originals or copies of any TP Trade Secrets. It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as TP Trade Secrets be strictly maintained both as to original documents and copies thereof.

5.3.1

Insofar as the officers, employees and consultants of the Company (herein collectively “Agents”) who come in contact with TP Trade Secrets are concerned, the Company shall cause such Agents to enter into TP Trade Secrecy Agreements substantially in the form of Annex II to this Agreement. The Company shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the Trade Secrecy Agreements which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

5.3.2

The Parties hereby agree and acknowledge that TP is an intended third party beneficiary of the Trade Secrecy Agreements, and that TP may in its sole discretion, on its own behalf or derivatively and/or on behalf of the Company directly enforce the provisions of the Trade Secrecy Agreements and/or any breach thereof against any and all Agents (as defined in Article 5.3.1 hereof) and/or Submanufacturers (as defined in Article 6.3.1.1 of the Licence Agreement) who have executed same.

5.4	Remedies in the Event of a Violation of Article 5 hereof.

It is understood and recognized by the Company that in the event of any violation by the Company of the provisions of Article 5 hereof, TP’s remedy at law will be inadequate and TP will suffer irreparable injury. Accordingly, the Company consents to injunctive and other appropriate equitable relief in any court of competent jurisdiction to protect TP Trade Secrets. Such relief shall be in addition to any other relief to which TP may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

5.5	Exculpation of the Company in the Event of Disclosure of TP Trade Secrets as a result of Any Action by TP.

Notwithstanding the foregoing or any other provision of this Agreement, the Company shall be exculpated from any action by TP which results in the disclosure of Trade Secrets to any third party, whether such action results from the performance of under this Agreement, the Joint Venture Agreement, any other Ancillary Agreement or otherwise.

ARTICLE 6.

6.	COVENANT TO OBSERVE THE DOCTRINE OF “CORPORATE OPPORTUNITY”

6.1	Doctrine of Corporate Opportunity and Observance Thereof.

It is the intent of the Parties to this Agreement, the Joint Venture Agreement and to the other Ancillary Agreements to deal exclusively with each other with respect to the commercial, technical and strategic development of the Company’s Business in the Territory. Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact on the performance of their duties under the Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting the Knowhow, Materials, Process, Product or Masterbatch in the Territory; except as agreed to by the Parties in furtherance of the Company’s Business.

6.2	Agreement Not to Divert Resources.

TP agrees and covenants that during the term of this Agreement, TP shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of the Product from the Company within the Territory except through the Company in furtherance of the Company’s Business. During said term TP shall not in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Company. In the event that this Agreement is terminated: (i) because of a material Breach of the Joint Venture Agreement by a Party; or (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 7 hereof; (iv) pursuant to Article 8 hereof; (v) or upon a Breach of Articles 5 or 6 hereof, then the Company shall continue to be bound by the provisions of this Article 6 for a period of two years following the date of termination, but shall at no time be permitted to use TP Trade Secrets, as the case may be, for any activity outside TP’s involvement with the Company.

6.3	Remedies for Breach of Agreement Not to Divert Resources.

It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 6 hereof by a Party, the remedy at law will be inadequate and the Company and the other Parties to the Joint Venture and the Ancillary Agreements shall suffer irreparable injury. Accordingly, each Party to this Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by a non-violating Party. Such relief shall be in addition to any other relief to which a Party may be entitled at law in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 7.

7.	TERM OF AGREEMENT

7.1	Indefinite Term.

This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect indefinitely unless:-

	7.1.1	terminated by either Party in accordance with the provisions of Articles 5 and/or 6 hereof,

	7.1.2	terminated by either Party by reason of a Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 8 hereof, or

7.1.3

any of the Ancillary Agreements or the Joint Venture Agreement shall be terminated by a Party in accordance with its terms. In such event this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

7.2	Payment of Amounts Due.

In the event of termination, each Party shall pay to each other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

7.3	Non-Release of Obligations.

The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith. Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. As provided in Article 5 hereof, upon termination of this Agreement TP Trade Secrets shall continue to be kept secret and confidential.

ARTICLE 8.

8.	DEFAULT

8.1	Default.

A Default (“ Default”) hereunder shall exist in the event of:

	8.1.1	Non-payment of funds by one Party to another Party when due and owing; and/or

	8.1.2	A material breach (“Breach”) of any provision of the Joint Venture Agreement or the Ancillary Agreements other than Articles 5 or 6 hereof,

	8.1.3	A breach of Articles 5 and/or 6 hereof.

8.2	Remedies upon Default.

The remedies available to each Party in an instance of Default by another Party shall be as follows:

8.2.1

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement or any of the Ancillary Agreements to be performed, observed or complied with by it, then the other Party shall have the right to declare a Default and terminate this Agreement unless the Party in Default shall cure such failure to pay, and/or Breach or Default, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party) provided, however, that if the Party in such Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in such Breach proceeds to cure such Default with due diligence. A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Breach or Default. Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

8.2.2

Notwithstanding the forgoing, in the event of a violation of Articles 5 and/or 6 hereof by a Party hereto, each other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the other Parties as provided herein.

8.3	Non-Waiver of Rights.

A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Article 8.1 or 8.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 8.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 9.

9.	ARBITRATION

9.1	Arbitration Mandatory.

Any of the following disputes which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration:

	9.1.1	a dispute as to whether a Default exists;

	9.1.2	a dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

	9.1.3	a dispute as to the validity of this Article 9;

	9.1.4	a dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

	9.1.5	a dispute as to the rights, obligations or liabilities of the Parties hereunder.

Such arbitration proceedings shall be conducted in English and shall be carried on in the City of Brussels or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules. In such proceedings, the laws of England shall apply.  Judgement upon the award rendered by the arbitrator, including an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary set forth in this Agreement, no matter shall be referred to or settled by Arbitration which is:

	(a)	based upon a Party’s violation of the provisions of this Agreement relating to TP Trade Secrets or Corporate Opportunity, the remedies for which are set forth in Articles 5 and/or 6 hereof.

	(b)	expressed in this Agreement to be agreed upon by or determined with the consent or approval of both Parties.

9.2	Punitive Damages Excluded.

Notwithstanding the foregoing, the prevailing Party in an arbitration proceeding convened hereunder shall be entitled to recover all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 10.

10.	GENERAL PROVISIONS

10.1	Benefit of Parties.

All of the terms and provisions of this Agreement, and of the Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns. Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of its rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of its obligations hereunder by, a Party which controls, is controlled by or is under common control with such Party. In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibility hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

10.2	Counterparts.

This Agreement may be executed simultaneously in tow or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.3	Cooperation.

During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of the Joint Venture Agreement and the Ancillary Agreements and to carry out the true intent and purpose thereof.

10.4	Index and Captions.

The captions of the Sections and Articles of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof shall be incorporated herein as written and made a part hereof.

10.5	Waiver of Compliance.

The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

10.6	Force Majeure.

In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lockouts, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed. If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

10.7	Notices.

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL or equivalent, as follows:

If to TP, to:	Taylor Packaging (Bishop Auckland) Limited

Meadowfield Avenue

Green Lane Industrial Estate

Spennymoor

Co. Durham

DL16 6YL

Tel: 01388 420 555

Fax: 01388 420 777

If to the Company:	Zerust (UK) Limited

Meadowfield Avenue

Green Lane Industrial Estate

Spennymoor

Co. Durham

DLI6 6YL

Tel: 01388 420 555

Fax: 01388 420 777

Copy to:	Philip M Lynch

One Commerce Park Square

23200 Chagrin Blvd. Suite 107

Beachwood, OH 44122

Tel: 216-595-1740

Fax: 216-595-1741

If to NTI, to:	Northern Technologies International Corporation

6680 North Highway 49

Lino Lakes, MN 55014

Attention: President

Tel: 612-784-1250

Fax: 612-784-2902

Copy to:	Philip M. Lynch

One Commerce Park Square

23200 Chagrin Blvd. Suite l07

Beachwood, OH 44122

Tel: 216-595-1740

Fax: 216-595-1741

or to such other address as may be specified in writing by any of the above.

10.8	Entire Agreement.

This Management and Sales Representation Agreement, together with the Joint Venture Agreement and the other Ancillary Agreements and any other documents now or subsequently referred to herein or attached hereto which form a part of this Agreement, contain the entire understanding of the parties hereto. There are no prior representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, the Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement.

10.9	Validity of Provisions.

Should any part of this Agreement, the Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid. In the event that a provision of this Agreement, the Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

10.10	Governmental Filings.

The Company shall be responsible for the preparation and filing of all necessary reports relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current. TP shall provide whatever material and information required of and available to it in connection with the preparation and filing of such reports.

10.11	Payments.

Any payment to be made by the Company to TP pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by TP. TP shall have the right to specify in writing any bank account to which payments due shall be made.

10.12	Derivative Enforcement.

NTI may, derivatively for and on behalf of the Company, enforce the terms hereof against TP, its Agents, and/or the Agents and/or the Submanufacturers of the Company in the event of a material Breach or Default of this Agreement. In the event of derivative enforcement hereunder, the matter shall be submitted to arbitration in accordance with the provisions of Article 9 hereof.

10.13	Changes Subject to Approval of NTI.

The parties to this Agreement shall not change, modify or amend this Agreement in any respect without the prior written consent of NTI.

10.14	Applicable Law

This Agreement shall be read and construed in accordance with and be governed by the laws of England.

10.15	RTPA

No provision of this Agreement, or of any arrangement of which it forms part, by virtue of which such agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976, shall take effect until the day after particulars of such agreement or arrangement have been furnished to the Director General of Fair Trading pursuant to that Act. Particulars shall, if necessary, be furnished to the Director General of Fair Trading within three months of the date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TAYLOR PACKAGING (BISHOP
AUCKLAND) LIMITED

By	/s/

ZERUST (UK) LIMITED

By	/s/

ANNEX I

APPROVAL OF NORTHERN TECHNOLOGIES INTERNATIONAL

CORPORATION

By its signature hereto Northern Technologies International Corporation approves and agrees to the terms and provisions of this Management and Sales Representation Agreement and the Trade Secrecy Agreement attached hereto, and agrees to be bound thereto to the extent that such terms and provisions are applicable to it, it being understood that Northern Technologies International Corporation shall also have a direct right of action in its own name for the enforcement of the provisions of this Agreement.

NORTHERN TECHNOLOGIES

INTERNATIONAL CORPORATION

By	/s/ Philip M. Lynch

ANNEX II

TRADE SECRECY AGREEMENT

THIS AGREEMENT, dated this [           ] day of [                        ]

BETWEEN:-

(1)

ZERUST (UK) LIMITED a company incorporated under the laws of England and Wales with number 3248266 and whose registered office is at Meadowfield Avenue, Green Lane Industrial Estate, Spennymoor, Co Durham. DLI6 6YT (“the Company”);

(2)	[ ] (“the Agent”); and

(3)	NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a company organised under the laws of the State of Delaware, USA (“NTI”) the principal place of business of which is Lino Lakes, Minnesota, USA.

WHEREAS, the Company is engaged in the development, manufacture, and sale of various products and services and in research work and, in such activities, utilizes secret and confidential techniques, methods, processes, equipment, formulae, customer lists and information;

WHEREAS, the Company receives Technical Assistance and Marketing Support from Northern Technologies International Company (“NTI”) for the Promotion, Sale and Application of polyethylene film and solid material of polyethylene substance in the form of boxes, tubes and other containers utilizing the trademark “ZERUST” in the Territory (the “Product”); and

WHEREAS, the Company and NTI have expended and will continue to expend substantial sums of money to train the Agent in the Company’s business including but not limited to marketing the Product, and without which expenditures the Agent would have no such training in the Company’s business and marketing the Product; and

WHEREAS, the Company and NTI have imparted and will continue to impart to the Agent in the course of his employment and training information pertaining to the Product, certain processes, technical knowhow, marketing and sales techniques, customer identities and other confidential information not now known to the general public, which knowhow and information constitute valuable, proprietary and confidential trade secrets of the Company and NTI;

NOW THEREFORE, in consideration of the employment of the Agent by the Company, the special training with respect to the Company’s buisness and the Product to be provided to him, and the salary to be paid to the Agent by the Company during the term of his employment, it is agreed as follows:

1.

The Agent agrees that during his employment by the Company and for so long thereafter as the same has not (other than a result of disclosure by the Company) entered the public domain, he will not, without the prior written consent of the Company and NTI, (i) use outside of the service of the Company or (ii) disclose or divulge to anyone other than persons designated by the Company, any of the following:

a.

any knowledge or information of a confidential nature acquired by him with respect to the trade secrets of NTI including, but not limited to, process, techniques, research, methods technology, equipment, formulae, pricing, cost data, technical knowhow, memoranda, marketing/sales strategy, promotion, suppliers and customers which he now knows or other confidential information of the Company or NTI, knowledge of which is acquired by the Agent during the term of his employment by the Company (collectively, “Trade Secrets”).

	b.	any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI or (collectively “Internal Data”).

2.	The Agent shall at no time copy, remove from their proper location, or retain without the Company’s prior written consent, the originals or copies of such Trade Secrets or Internal Data.

3.

The Agent shall not, for a period of three (3) years subsequent to the termination of his employment with the Company for any reason, compete, directly or indirectly (whether as an employee, partner, investor, shareholder or director), or accept any employment with any person or company competing with the Company in the marketing, sale of manufacturing of the Product or products similar thereto in any place in the Territory which are competitive in nature to the business of the Company, if such employment would in its inherent nature require the Agent to utilize any of the Trade Secrets, Internal Data or portions thereof.

4.

The Agent and the Company hereby agree and acknowledge that NTI is an intended beneficiary of this Trade Secrecy Agreement and that NTI shall have the incontroversible right to enforce this Trade Secrecy Agreement independently of the Company, if NTI, in its sole judgement, chooses to do so, and may proceed directly against the Agent for any breach of the Agent’s obligations hereunder to the full extent of the law.

IN WITNESS WFIEREOF, the parties hereto have executed and delivered this Agreement as a Deed on the day and year first above written.